As filed with the Securities and Exchange Commission on June 1, 2011

Registration No. 333-161226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-136459)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-161226)

UNDER

THE SECURITIES ACT OF 1933

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-0740960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 North 4th Street

Richmond, Virginia 23219

(Address of Principal Executive Offices)

MASSEY ENERGY COMPANY

AMENDED AND RESTATED

2006 STOCK AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Vaughn R. Groves, Esq.

Executive Vice President, General Counsel

and Corporate Secretary

Massey Energy Company

c/o Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 2345

Abingdon, Virginia 24212

(276) 619-4410

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Massey Energy Company (the “Company”) previously registered 3,500,000 shares (the “Original Shares”) of its common stock, par value $0.625 per share (the “Common Stock”), on a Registration Statement on Form S-8 (Registration No. 333-136459) (the “Original Registration Statement”), filed with the Securities and Exchange Commission on August 9, 2006. The Company registered an additional 1,550,000 shares of Common Stock (the “Additional Shares” and together with the Original Shares, the “Shares”) on a Registration Statement on Form S-8 (Registration No. 333-161226) (the “Additional Registration Statement” and together with the Original Registration Statement, the “Registration Statements”), filed with the Securities and Exchange Commission on August 10, 2009. The Shares were registered for issuance pursuant to the terms of the Massey Energy Company Amended and Restated 2006 Stock and Incentive Compensation Plan (the “2006 Plan”).

On June 1, 2011, Alpha Natural Resources, Inc. (“Alpha”) completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 28, 2011, among the Company and Alpha and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha (“Merger Sub”), the Company was merged with and into Merger Sub (the “Merger”). The Company survived the Merger as a wholly owned subsidiary of Alpha. A Certificate of Merger was filed with the Delaware Secretary of State and the Merger became effective on June 1, 2011 (the “Merger Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company hereby removes from registration the Shares registered but unsold under the Registration Statements as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Commonwealth of Virginia, on the 1st day of June, 2011.

MASSEY ENERGY COMPANY
(Registrant)

By:	/s/ Kevin S. Crutchfield
Name:	Kevin S. Crutchfield
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendments No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin S. Crutchfield	Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2011
Kevin S. Crutchfield

/s/ Frank J. Wood	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2011
Frank J. Wood